Exhibit 99.1

Contact:

NUWAVE Technologies, Inc.                      Lippert/Heilshorn & Assoc., Inc.
Jerry O'Brien                                  John W. Heilshorn, Jr.
Chief Financial Officer                        Investor Relations
973-882-8810                                   212-838-3777
www.nuwav.com                                  john@lhai.com
                                               -------------


                            NUWAVE TECHNOLOGIES, INC.
                         ANNOUNCES FIRST QUARTER RESULTS
                                       AND
                            PRIVATE EQUITY PLACEMENT

Fairfield, NJ, May 21, 1998 - NUWAVE Technologies, Inc. (NASDAQ: WAVE), a leading designer, developer, and marketer of state-of-the-art video enhancing circuits, announced today results of operations for the quarter ended March 31, 1998.

NUWAVE Technologies, Inc., a development stage company, indicated that it had net losses of $891,948 ($0.16 per share) for the three months ended march 31, 1998 compared to a net loss of $982,551 ($0.18 per share) for the period ended March 31, 1997.

The Company also announced that it has raised approximately $5.1 million in the first phase of a private placement of equity. Jannsen/Meyers Associates, L.P. acted as the placement agent. The $5.1 million represents approximately 51 investment units. Each investment unit was comprised of 38,610 shares of common stock and 28,958 warrants to purchase shares of common stock at the exercise price of $3.23 per share until May 11, 2003. The Company will be required to file a registration statement relating to the resale of the shares of common stock, the warrants and the shares underlying the warrants, upon demand, after six months. Pursuant to the Placement Agent Agreement the Company will raise a maximum of $7,000,000 in this private placement. The Company indicated it expects to close on the remaining $1.9 million within the next two weeks.

Jerry O'Brien, NUWAVE Technologies chief financial officer, stated "Earlier this year the Company raised $1 million through ProFutures Special Equities Fund, L.P. and established a funding vehicle which permits the Company, at its discretion, under certain conditions, to draw up to an additional $5 million of equity over the next 23 months. Although the ProFutures financing facility remains available to the Company, we determined that raising this capital with Jannsen/Meyers will provide the Company with a stronger balance sheet creating greater financial flexibility needed to implement its business plans for the next two years which contemplate the delivery of commercial products to OEM customers by the end of this calendar year, introduction of its consumer retail products in 1999, as well as the development of its new generation of digital video processors."

Founded in July 1995, NUWAVE Technologies, Inc. is a leading designer, developer, and marketer of state-of-the-art video enhancing technology, which dramatically improves video pictures with clearer, sharper details and more vibrant colors. NUWAVE's proprietary ASIC chip enhances video images at breakthrough price points and is geared towards all video output products in the rapidly expanding and converging multibillion-dollar video marketplace. NUWAVE's technology has begun to achieve recognition by Original Equipment Manufacturer
(OEM) industry leaders as a superior video enhancement technology and one which could significantly influence the choice consumers make in the selection of video products.

NUWAVE Technologies, Inc. develops, manufactures and markets products to improve picture quality in televisions, computer monitors and other display devices by enhancing and manipulating video signals. NUWAVE is also developing video production and control products that facilitate the production of sophisticated videos by professional consumers.

Certain statements in this release are forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, risks of intellectual property litigation, and the risk factors detailed from time to time in the Company's annual report on form 10KSB and other material filed with the Securities and Exchange Commission.

                                OPERATING RESULTS

                                                   Three Months Ended
                                                     3/31/98 3/31/97

Net Loss                                     $  891,948         $  982,551
                                             ==========         ==========

Basic and diluted loss per share             $    (0.16)        $    (0.18)
                                             ==========         ==========

Weighted average number of
shares outstanding                            5,487,026          5,328,111
                                             ==========         ==========